EXHIBIT 11.1



                      AMERICAN MOBILE SATELLITE CORPORATION

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                    COMPUTATIONS OF EARNINGS PER COMMON SHARE

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                    (in thousands, except per share amounts)

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

                                                          Three Months Ended June 30,          Six Months Ended June 30,

                                                             1999              1998              1999             1998
                                                             ----              ----              ----             ----
BASIC EARNINGS PER SHARE CALCULATION

Net Loss                                                 ($42,377)         ($42,989)         ($85,520)        ($70,395)
                                                         =========         =========         =========        =========

Net Loss per common share                                  ($1.31)           ($1.36)           ($2.65)          ($2.47)
                                                           =======           =======           =======          =======

Weighted-average common shares                             32,416            31,719            32,321           28,502
                                                           ======            ======            ======           ======
outstanding

DILUTED EARNINGS PER SHARE CALCULATION

Net Loss                                                 ($42,377)         ($42,989)         ($85,520)        ($70,395)
                                                         =========         =========         =========        =========

Net Loss per common share                                  ($1.16)           ($1.34)           ($2.28)          ($2.46)
                                                           =======           =======           =======          =======

Weighted-average common shares (1)                         36,668            32,102            37,500           28,613
                                                           ======            ======            ======           ======

(1)  Calculated as follows:
      Historical weighted average number of
          shares outstanding                               32,416            31,719            32,321           28,502
      Assumed exercise of stock options                     1,364                --             1,297               --
      Assumed exercise of stock
        purchase warrants
                                                            2,888               383             3,882              111
                                                            -----            ------             -----              ---

                                                           36,668            32,102            37,500           28,613
                                                           ======            ======            ======           ======



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